Exhibit 23.4

3319 Telegraph Road, Suite 201, Ventura, California 93003-3319

(805) 339-0613        FAX (805) 339-0678

kdmven@earthlink.net

Kioren Moss, MAI Member, Appraisal Institute Certified General Real Estate Appraiser	Individual Memberships in: Appraisal Institute International Right of Way Association

April 22, 2014

The Board of Directors

Gladstone Land Corporation

1521 Westbranch Drive, Second Floor

McLean, Virginia 22102-3210

To The Members of the Board:

We hereby consent to the use of our firm’s name in the 10-K/10-Q, filed or to be filed by Gladstone Land Corporation with the U.S. Securities and Exchange Commission. Additionally, we consent to the summary of, and reference to, our appraisal report on the property at 5201 W. Gonzales Road, Oxnard, California dated as of April 14, 2014, in such filings and amendments, including the prospectus of Gladstone Land Corporation contained therein. We consent to the reference of any updated appraisal information we provide on this property. We further consent to the filing of this letter as an exhibit to the 10-K/10-Q.

Sincerely,

Kioren Moss, MAI

Certified General

Real Estate Appraiser

California Certificate AG002198